[logo] Progress Telecom
       A Progress Energy Company

                          PROGRESS TELECOM CORPORATION
                     BROADBAND CAPACITY SERVICES AGREEMENT

The undersigned parties have read and agreed to the terms and conditions set forth in the attached Broadband Capacity Services Agreement (the "Agreement") and Appendices thereto.


Progress Telecom Corporation              Direct Partner Telecom, Inc.
(herinafter referred to as "Carrier")     (herinafter referred to as "Customer")
                                          By: /s/ James L. Magruder
By: /s/ P. J. Aiello                          ----------------------------------
    ----------------------------------    Name:James L. Magruder
Name:P.J. Aiello                          Title: CEO
Title: VP Sales & Marketing               Date: 10/17/03
Date: 10/31/03


Carrier and Customer may be referred to individually as "Party" or collectively as "Parties."

                               NOTICE INFORMATION

All written notices required under the Agreement, except as specifically set forth in the Appendices hereto, shall be sent to the following:

To:  Progress Telecom Corporation         To:  Direct Partner Telecom, Inc.
     100 Second Avenue South                   110 East Broward Blvd.
     Suite 500S                                Suite 1100
     St. Petersburg, Florida  33701            Ft. Lauderdale, FL  33301
     Facsimile: (727) 820-5652                 Facsimile: (954) 357-4654
     Attention: Contract Management            Attention: James L. Magruder, Jr.

                     BROADBAND CAPACITY SERVICES AGREEMENT

1. SERVICE. Carrier agrees to provide broadband capacity services in capacity increments from DS-3 to OC-n/STM-n, Gigabit Ethernet or 2.5 gigabit to 10 gigabit Wavelengths (hereinafter referred collectively as the "Service") to Customer subject to the terms and conditions set forth herein. Service may be provided through the Carrier's proprietary network ("Network") and/or through third parties' networks and leased facilities. Any such third party is referred to as the "Off-Net Provider." Service provided entirely on Carrier's Network is referred to as "On-Net." Service provided, in whole or part, utilizing third parties' networks and leased facilities is referred to as "Off-Net." On-Net Service which utilizes the Network and third party facilities is referred to as "Off-Net." On-Net Service also is referred to as "Type I Service." Off-Net Service which utilizes the Network and third party facilities is referred to as "Type II Service." Off-Net Service which solely utilizes third party facilities is referred to as "Type III Service." Where Carrier must build fiber or facilities (e.g., obtain space and/or deploy equipment) to provide Service to Customer, the Service shall be treated as On-Net with respect to the build upon Acceptance of the Service by Customer; provided that, notwithstanding anything else to the contrary contained in this Agreement, with respect to Customer's initial order of service in connection with the build, Customer shall have no right to cancel the order once submitted to and accepted by Carrier, Customer shall have no right to terminate service for convenience prior to expiration of its term, and Customer shall be reliable for 100% of the monthly recurring charges applicable to such order for its entire term. Service may include pre-provisioned capacity, which shall be subject to the terms and conditions set forth herein and the supplemental pre-provisioned capacity terms and conditions set forth in Appendix 7. Service provided on a month to month basis shall be subject to the terms and conditions set forth herein the additional terms and conditions set forth in Appendix 8. E-1 service shall be subject to the terms and conditions set forth herein and the additional terms and conditions set forth in Appendix 9.

2. TERM AND TERMINATION. This agreement shall be effective upon the date of the last signature of this agreement. The term of this agreement shall be five (5) years from such effective date (the "Term"). The term of any service order pursuant to this agreement shall be as specified in the applicable access service request ("ASR"). If no term is specified in an ASR, it shall be one (1) year. The term of and ASR shall begin on the date of acceptance by the Customer as set forth in Appendix 1, Section 2.0. Such date shall hereinafter be referred to as the Service Date. Upon expiration of the ASR term, the Service shall automatically renew for successive one (1) month ASR terms at the same rate unless and until such time as: (a) either Party provides thirty (30) days' written notice of termination prior to the expiration of the then-current ASR term or (b) the Term has expired. Upon expiration of the Agreement, all its terms and conditions shall continue to apply to any pre-existing Service or ASR extending beyond the Term until such time as all such Service and ASR's have expired or been terminated.

3. BILLING AND PAYMENT. As compensation for the Service provide by Carrier, Customer shall pay in U.S. dollars the recurring and non-recurring rates and charges set forth in the ASR, together with any supplemental charges (such as for changes to the requested start date, design changes and expedites) and any applicable Taxes and Additional Charges as defined in Section 15, below (collectively, the "Charges'). Such Charges shall be invoiced monthly in advance, commencing on the first day of the month following the Service Date and on the same day of the month for each month thereafter. Charges shall begin accruing on the Service Date and on the same day of the month for each month thereafter. Charges shall begin accruing on the Service Date. The initial invoice also shall include Charges for Service accrued prior to the commencement of billing. Payment for such Charges shall be due within thirty (30) days of the invoice date ("Payment Due Date"). If payment is not received by the Payment Due Date, Customer shall be considered delinquent and the delinquent balance due shall be subject to interest charges at the rate of the lesser of one and one-half percent (1 1/2 %) per month or the highest amount permitted by law, until paid in full. If Customer in good faith disputes any charges, it shall timely pay all undisputed charges, and also within thirty (30) days of the invoice date give Carrier written notice of the disputed amount(s) and written documentation of the reason(s) therefor or any such disputes shall be deemed waived. Any disputed amounts that are determined by Carrier to be in error or not in compliance with this Agreement will be adjusted as a credit on the next month's invoice following such determination. Any disputed amounts that in good faith and supported by reasonable documentation are deemed by Carrier to be correct as billed and in compliance with this Agreement, will be due and payable by Customer, upon notification and demand by Carrier, along with the late payment interest charges accrued from the Payment Due Date. Customer shall pay to Carrier all costs, including, but not limited to, legal fees, court costs and the fees of any collection agency, incurred by Carrier in exercising its rights under this Agreement.

4. EQUIPMENT AND INSTALLATION FOR SERVICE. During the term of the Service, Customer grants Carrier the right free of charge to occupy portions of the Customer's facilities and real property ("Space") for the placement and maintenance of communications equipment and cabling ("Carrier Equipment") and interconnecting such Carrier Equipment to the Network for the purpose of providing the Service. Carrier shall be given adequate power for the Carrier
Equipment without charge and the right to pass through third party traffic without add/drop capability. Carrier shall be permitted seven (7) days a week access to the Space, subject to reasonable documented rules of Customer governing such access. Customer shall provide Carrier with written notice of any proposed modifications being implemented unless Carrier consents to the proposed modifications.

5. NETWORK STANDARDS FOR ON-NET CIRCUITS. Carrier's On-Net circuits shall comply with all relevant provisions of Appendix 1, AT&T Compatibility Bulletin No. 119 (TA-34) and the following Bellcore Publications: FR-NWT-000440 (transmission facilities interfaces); FR-NWT-000064 (related LATA switching); and ;FR-NWT-000439 (operational technology generic requirements).

6. CREDITS. Except as otherwise set forth below in this Section 6, in the event of an interruption in Service (a "Service Outage"), Customer shall be entitled to a credit against the following month's invoice in an amount as set fort in Appendix 1, Section 4.0. A Service Outage begins when Service is interrupted and ends when Service is restored, but a Service Outage will not be deemed to include Service interruptions caused, or contributed to, directly or indirectly, by any act or omission of Customer and/or Customer's end users, affiliates, agents or representatives, or other third parties; the failure of interconnecting service or equipment not part of the Carrier Equipment or Service or otherwise within Carrier's control; any planned or emergency maintenance; or due to a Force Majeure event or other circumstances beyond Carrier's reasonable control. Notwithstanding the foregoing, a Service Outage will not qualify for credits or any other remedy where the facility or circuit is inoperative, but is not released for testing or repair by Customer, or where Customer does not give Carrier access to the Space. The credits and right to cancel Service as set forth in this Section 6 and Appendix 1, Sections 4.0 and 5.0, shall be Customer's sole and exclusive remedies for any loss or damage sustained as a result of any interruption or failure of the Service or any Carrier Equipment or service used in providing the Service, regardless of the cause, and for however long it shall last. No failure by Carrie pursuant to this
Section 6 or Appendix 1, Sections 4.0 and 5.0, shall be deemed an Event of Default.

7. DEFAULT. A Party shall be deemed in default of this Agreement upon the occurrence of any one (1) or more of the following events (each, an "Event of Default"):

7.1 A Party makes a general assignment or arrangement for the benefit of creditors; becomes bankrupt, becomes a debtor in a bankruptcy proceeding, becomes insolvent, however evidenced, or becomes unable to pay its debts as the fall due; files a petition or otherwise commences a proceeding under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it; or has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any portion of its property or assets;
7.2 A Party violates any applicable laws, statutes, ordinances, codes or other legal requirements with respect to the Service and such violation(s) is not remedied within the time frame(s) allowed by law; provided, however, that each Party reserves the right to contest and/or appeal any such claim of violation in which event the existence of any default shall be stayed pending resolution of the contest and/or appeal; or
7.3 A Party fails to perform its obligations under this Agreement (excluding Customer's non-payment of disputed charges as set forth in Section 3, above) where such nonperformance is neither excused by a Force Majeure event nor remedied within thirty (30) days after written notice thereof; provided that if such nonperformance cannot be cured within such thirty (30) day period with the exercise of reasonable due diligence and the defaulting Party provides assurance of its ability to perform, the defaulting Party shall be given a reasonable additional period of time in which to cure such nonperformance, so long as it is acting promptly and diligently to cure; or

7.4 The failure by Customer to pay undisputed charges within ten (10) days' written notice of non-payment.

8.       TERMINATION.

8.1 In the event that Customer and/or Carrier terminate any particular Service or ASR, but not the Agreement, such termination shall not affect any other Service or ASR, and Customer shall continue to pay the Charges for any Service or ASR not terminated.

8.2 In addition to any other rights of termination specified herein, this Agreement, or any Service provided hereunder, may be terminated by Carrier upon thirty (30) days' written notice in the event that a final order or judgment is entered in any lawsuit or regulatory proceeding restraining performance under this Agreement, declaring or otherwise rendering performance unlawful or compelling removal, discontinuation or divestiture of all or part of the Network, or directing Carrier to pay an exorbitant or grossly disproportional amount, in Carrier's sole judgment, for the acquisition of any easement or rights-of-way, and such order or judgment, has not been vacated, reversed or stayed within thirty (30) days from the date of entry thereof.

8.3 Upon the occurrence of an Event of Default by Customer, upon written notice to Customer, Carrier may terminate the Agreement or any ASR(s), in whole or in part, or suspend Service or any portion thereof with no further performance obligation, and Customer shall be liable for all amounts due and owing as of such termination or suspension date, plus early termination charges as set forth in Appendix 3 Section 5.0 shall apply.

8.4 Upon the occurrence of an Event of Default by Carrier, upon written notice to Carrier, Customer, as its sole and exclusive remedy for Carrier's default, may terminate the applicable ASR(s) or the affected Service without liability for early termination charges and shall be entitled to a refund of any prepaid amounts for Service not rendered.

8.5 In the event Customer terminates Carrier's use of Space pursuant to Section4, above, for any reason, upon written notice to Customer, Carrier may terminate any affected Service without liability to Customer. Unless such termination is due to Carrier's sole negligence or willful misconduct, Customer shall be liable for early termination charges as set forth in Appendix 3, Section 5.0.

9. DISCLAIMER OF WARRANTIES. CARRIER MAKES NO ORAL OR WRITTEN WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIES, IN FACT OR IN LAW, AND ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED AND DISCLAIMED.

10. LIMITATION OF LIABILITY. Except as otherwise specifically set forth in this Agreement, neither Party shall be liable to the other Party for any direct or indirect, consequential, special, incidental, reliance or punitive damages of any kind or nature whatsoever (including, but not limited, to any lost profits, lost revenue, lost savings, cost of substitute equipment or services, or harm to business), regardless of the forseeability thereof, whether based upon statute, contract, tort, negligence, strict liability or otherwise. Each Party hereby releases the other Party, its subsidiaries and affiliates, and their respective officers, directors, managers, employees and agents from any such claim. The limitations set forth in this Section 10 shall not limit with respect to third party claims against Carrier as set forth in Section 11, below.

11. INDEMNIFICATION.

11.1 Each Party shall indemnify, defend and hold harmless the other from and against any and all liabilities, claims, damages, losses, costs, expenses and judgments arising out of or in connection with bodily injury (including death) or damage to tangible property caused by the negligence or will misconduct of the indemnifying Party, its employees, directors, officers, agents or invitees.

11.2 In addition to its obligations pursuant to Section 11.1, above, Customer shall indemnify, defend and hold harmless Carrier from and against any and all (i) proceedings to recover taxes, fines or penalties for failure of the Customer to obtain or to maintain in effect any necessary certificates, permits, licenses, approvals, authorizations or other authority, whether federal, state or international, to use the Service required to be obtained or maintained by Customer under applicable law; (ii) copyright infringement, patent infringement or unauthorized use of a trade secret, trademark, trade name, or service mark by Customer; and (iii) any and all claims of Customer's end users that use the Service through Customer, and any and all third party claims resulting from Customer's use of the Service.

11.3 Procedure. Each Party agrees to promptly notify the other Party, in writing, of any suit, claim, proceeding or threat thereof for which indemnification is sought, and to provide reasonable assistance to the indemnifying Party upon the indemnifying Party's request and at such indemnifying Party's expense. The indemnifying party shall have the right to control the defense of any such matter and to all negotiations for settlement or compromise shall be subject to the indemnified Party's written consent, which shall not be unreasonably withheld.

12. INSURANCE. Throughout the term of this Agreement and any extension thereof, each Party shall maintain, and upon written request, shall provide to the other Party proof of, adequate comprehensive general liability insurance with a carrier or carriers reasonably satisfactory to the other Party with a limit of not less that $1,000,000 per occurrence for bodily injury liability and property damage liability, including coverage extensions for blanket contractual liability, personal injury liability and products and completed operations liability. The policies shall include the other Party as an additional insured and shall explicitly waive any right of subrogation.

13. FORCE MAJEURE. Carrier shall not be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and/or without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, government laws, rules or regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, cable or fiber cuts, strikes or Party or its affiliates, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions, or hurricanes (collectively, "Force Majeure").

14. CONFIDENTIAL INFORMATION.

         14.1 This Agreement and all documents, data, information, maps and other materials, which are disclosed by one Party to the other Party in fulfilling the provisions and the intent of this Agreement, are and shall be deemed confidential (the "Confidential Information"). Notwithstanding the forgoing, the following information shall not constitute Confidential Information: (a) information that was in a Party's possession prior to disclosure from the other Party; (b) information that is or becomes a matter of public knowledge or record through no fault of the Party to whom the information was disclose; (c) information that is rightfully received by a Party from a third party without a duty of confidentiality; (d) information that is disclosed by the disclosing Party to a third party without a duty of confidentiality on the third party; and (e) information that can demonstrate that it developed independently. Neither Party shall divulge or otherwise disclose the Confidential Information to any third party without prior written consent of the other Party, except that either Party may make disclosure on a need-to-know basis to those employees required for the implementation or performance of the Agreement. In addition, either Party may make disclosure as required by a court order or as otherwise required by law, rule, regulation or in the performance of a Party's obligations (or those of it affiliates) as a public company. If either Party is required by law, rule, regulation or similar process to disclose any Confidential Information, it will provide the other Party with prompt written notice of such request or requirement so that such Party may seek an appropriate protective order and/or otherwise seek to limit such disclosure.

14.2 Upon expiration or termination of this Agreement for any reason or upon request of a Party, each Party shall return all Confidential Information, together with any copies of the same, to the other Party.

         The requirements of confidentiality  set forth herein shall survive the
         return  of  such   Confidential   Information   or  the  expiration  or
         termination of this Agreement for a period of two (2) years.

14.3 Nothing herein shall be construed as granting any right or license under any copyrights, trademarks, service marks, trade names, inventions or patents now or hereafter owned or controlled by either Party

15. TAXES AND FEES. Any applicable foreign, federal, state or local use, excise, gross receipts, sales, value added or privilege taxes; duties, surcharges to recover universal service contributions, regulatory assessment fees or other taxes, fees, charges, surcharges or similar liabilities imposed on or based upon the provision, sale or use of the Service furnished by Carrier (collectively, "Taxes and Additional Charges") shall be paid by Customer in addition to the regular recurring and non-recurring rates and charges under each ASR, excluding taxes based upon Carrier's net income or real property. Applicable Taxes and Additional Charges shall include any new Taxes and Additional Charges imposed after the effective date of this Agreement and shall also include all interest, penalties, fees and other charges for late payment. In the event Customer believes it is exempt from any Taxes and Additional Charges, Customer shall provide Carrier with a valid exemption certificate from the appropriate taxing authority evidencing such claimed exemption. Customer shall be liable to Carrier for any and all costs, expenses and liabilities of any kind incurred by Carrier (including, without limitation, the time value of money related to tax refunds for payments made by Carrier based upon Customer's Service that are subsequently exempt from taxation) in connection with an otherwise valid exemption certificate not provided by Customer to Carrier within one (1) month of the Service Date.

16. INDEPENDENT CONTRACTORS. This Agreement does not create a partnership or joint venture between Customer and Carrier. Except as expressly set forth in any letter of agency issued by Carrier or Customer with respect to Carrier's provision of the Service, this Agreement does not contemplate either Party as the agent or legal representative of the other Party and neither Party shall have any authority to agree for or bind the other Party in any manner whatsoever. This Agreement confers no right of any kind upon any third party. The relationship between Carrier and Customer is solely that of independent contractors.

17. WAIVER. No failure or delay on the part of a Party in exercising any right, power or privilege hereunder and no course of dealing by a Party shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege by such Party hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18. AMENDMENT. No subsequent agreement among the Parties concerning the Service or this Agreement shall be effective or binding unless it is made in writing by authorized representatives of the Parties.

19. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof. In the event of a conflict between this Agreement and any ASR executed hereunder, this Agreement shall control.
20. SEVERABILITY. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

21. GOVERNING LAW AND VENUE. This Agreement shall be governed by the laws of the State of Florida without regard to choice of law principles. Venue for any and all actions brought by either party to enforce the terms hereof shall reside in Pinellas County, Florida, and each party hereby irrevocable submits to the personal jurisdiction of the courts located in such country.

22. NON-EXCLUSIVE. This Agreement is non-exclusive. Nothing in this Agreement shall prevent Customer or Carrier from entering into similar arrangements with, or otherwise providing services to, any other person or entity.

23. BENEFITS TO THIRD PARTIES. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The representations, warranties, covenants and agreements of the Parties set forth in this Agreement are not intended for, nor shall they be for the benefit of, or enforceable by, any third party or person not a Party hereto, including without limitation, Customer's end users.

24. ASSIGNMENT. Neither Party may assign its rights or obligations under this Agreement without the other Party's prior written consent, which shall not be unreasonably withheld; provided, however, a Party may, without the other Party's consent upon giving notice to the other Party, assign its rights and obligations (in whole but not in part) hereunder to (i) an Affiliate (as defined below) or
(ii) any person or entity who buys or is transferred all or substantially all of the Party's assets or equity. Any attempted assignment in violation of the foregoing shall be null and void and of no force or effect. The Parties' rights and obligations will bind and inure to the benefit of their respective successors and permitted assigns. "Affiliate" means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Party.

25. PUBLICITY. This Agreement shall not be construed as granting to either Party a license to use any of the other Party's (or its affiliates') trademarks, service marks or trade names ("Trademarks"). Neither Party shall, without prior written consent, use the other Party's Trademarks in marketing, promotional, advertising or similar materials, or in any other manner. Neither Party may issue any public or press release regarding the other Party, or disclose the existence of this Agreement, without the prior consent of the other Party.

26. NEW RULES OR ACTIONS. The Parties acknowledge that some rights and obligations of Carrier under this Agreement may be affected by future rules, regulations, guidelines, orders, treaties or laws promulgated, enacted or entered into by federal and state legislatures, by federal and state agencies, local or federal governments, and international or other regulatory bodies (together "Rules or Actions"). In the event that any such Rules or Actions adversely revise or modify Carrier's obligations under this Agreement, Carrier may, upon written notice to Customer, require this Agreement be renegotiated in good faith to reflect the effect of any such Rules or Actions.

27. NETWORK AND SYSTEM INTEGRITY. Customer and its end users shall not operate hardware or software that Carrier, in its sole discretion, deems harmful, hazardous or capable of causing interference, congestion or interruptions to the Network, Carrier Equipment or Service. Upon written or verbal notice from Carrier, Customer and/or end user(s) shall immediately remove the offending hardware or software. If Customer and/or end user(s) fail to do so, Carrier may suspend Service without notice; provided, however, that Carrier shall afford Customer a reasonable opportunity to cure before terminating this Agreement.

28. HEADINGS. The paragraph headings used in this Agreement are for purposes of convenience only and shall not be deemed a part of this Agreement for purposes of construction or interpretation.

29. CREDIT APPROVAL AND SECURITY. Carrier's provision of Service is contingent upon continuing credit approval by Carrier. Customer authorizes Carrier to seek such details concerning its credit background as Carrier deems necessary, and consents to Carrier's disclosure of account information to or from credit reporting associations and other providers of telecommunications services. At any time, Carrier may require a deposit, letter of credit or other form of security in an amount acceptable to Carrier pursuant to Carrier's credit review procedures.

30. CONTRACT EXECUTION. Upon execution of this Agreement by both Parties, any copy, duplicate or facsimile of this executed Agreement will be valid and legally binding with the same force and effect as the executed Agreement bearing original signatures.

31. APPENDICES. The following Appendices shall be attached to and incorporated into this Agreement. In the event of any inconsistency between the terms contained in the Appendices and this Agreement, the Appendices shall control with respect to the specific inconsistency.

Appendix 1        Specifications, Testing and Service Outages
Appendix 2        Maintenance and Repair
Appendix 3        Ordering Procedures and Cancellation/Early Termination Charges
Appendix 4        Pricing
Appendix 5        Sample Access Service Request
Appendix 6        Sample Service Acceptance Notice

                                   APPENDIX 1

                  SPECIFICATIONS, TESTING AND SERVICE OUTAGES

1.0      SPECIFICATIONS

1.1      Network Availability Objective measured monthly:

         1.1.1    On-Net Wavelengths:

                                          2.5 or 10 gigabit Unprotected 99.900%
                                          2.5 or 10 gigabit Protected 99.990%

                                          Gigabit Ethernet (intra-metro, only):
                                          Unprotected 99.900%

                                          Electrical/Optical:
                                          DS-3 or OC-n/STM-n not Fully Redundant
                                            99.990%
                                          DS-3 or OC-n/STM-n Fully Redundant
                                            99.997%

         1.1.2    Off-Net

1.2      Background Bit Error Rate:

         1.2.1    On-Net DS-3 and OC-n/STM-n 2x10 -10

         1.2.2    Off-Net Off-Net provider standards apply

1.3      Error Bursts:                    No more than 1 event second per 24
                                            hours

1.4      Error Free Seconds:

         1.4.1                            On-Net DS-3 and OC-n/STM-n
         1.4.2                            Off-Net Off-Net provider standards
                                            apply

1.5      Bi-Polar Violations:             None

1.6      Clocking:                        Primary reference source, either GPS
                                          or stand-alone Cesium clock, a
                                          Stratum 1 level source.

1.7      Absolute Delay:                  1ms per 125 miles fiber

For purposes of this Agreement, "Protected" refers to Service that utilizes a circuit providing both working and protection channels. The circuit is electronically switched to the protection channel in the event of a lost of signal (e.g., electronic failure). A circuit may be further protected by means of a physically divers path, which provides protection in the event of a fiber cut. Such a circuit would provide Service referred to as "Fully Redundant." "Unprotected" refers to Service that utilizes a circuit that does not have a protect path available in the event of a loss of signal. Failures to meet specifications other than the applicable network availability objective will typically result in an alarm in Carrier's Network Operations Center ("NOC") and, in the event of such alarm, Carrier will contact Customer, whereupon the Parties will address the cause of the alarm on an individual basis.

2.0 System Acceptance Procedure: When Carrier has completed all work on the Service, Carrier shall test the Service according to this Appendix 1. Carrier will then notify Customer that the Service is ready and Carrier will send to Customer the Service Acceptance Notice set forth in Appendix 6 ("Acceptance Notice") via facsimile or e-mail. Customer shall have the right, prior to Acceptance, to monitor the Service for up to two (2) days to determine if Service Acceptance requirements have been met. Customer shall be deemed to have Accepted the Service upon the earlier of: (i) Carrier's receipt of a signed Acceptance Notice from Customer; (ii) Customer's use of the Service for other than testing; or (iii) Customer's failure to return a signed Acceptance Notice stating with specificity the basis for its refusal to accept the Service within two (2) business days of receipt of the Acceptance Notice from the Carrier. In the event of Acceptance pursuant to the foregoing subpart (iii), Acceptance shall be deemed to have occurred retroactive to the date of Customer's receipt of such Acceptance Notice. If Customer finds the Service does not meet the specifications; the Customer must return the Acceptance Notice to Carrier stating with specificity the basis for its claim. Carrier shall use commercially reasonable efforts to repair the Service to meet the specifications and resend the Acceptance Notice to Customer as described above.

3.0 System Acceptance Criteria: The following acceptance tests will be conducted:

         3.1 DS-3, OC-n, STM-n Gigabit Ethernet and Wavelengths: Testing shall be clear channel, head-to-head cooperative testing. Testing shall run over a twenty-four (24) hour period mutually agreed upon by the Parties. Customer shall review test results and shall notify Carrier of its acceptance. Customer shall accept the Service when it is error-free over any twenty-four
                  (24) hour period.

         3.2 Equipment Alarm and Status Indication Functionality: All equipment alarm functions and status indicators provided by the equipment vendor will function properly under all simulated (non-destructive) alarm conditions.

4.0      Credits for Service Outages

         4.1 On-Net Service: For On-Net circuits, Customer shall qualify for credits in an amount equal to 1/1440 of the monthly recurring charge applicable to such circuits for each half-hour (or portion thereof) of a Service Outage rounded up to the next half-hour.

         4.2 Off-Net Service: For Type II Service where a Service Outage is on the Network portion of the Service, the credit procedure in
                  Section 4.1, above, shall apply to the Network portion of the Service. For Type II Service where a Service interruption is on the non-Network portion of the Service, Customer shall qualify for credits in an amount equal to the credits awarded by the Off-Net provider to Carrier for the specific Service interruption. For Type III Service, Customer shall qualify for credits in an amount equal to the credits awarded by the
                  Off-Net provider to Carrier for the specific Service interruption.

5.0 Termination for Chronic Severe Outages (On-Net Fully Redundant or Protected Service, only): Upon written notice to Carrier, Customer may terminate on On-Net circuit without further liability, except for charges for Service rendered prior to disconnection, in the event the On-Net circuit experiences three (3) or more Service Outages amounting to an aggregate period of eight (8) or more hours over any ninety (90) day period.

                                   APPENDIX 2

                             MAINTENANCE AND REPAIR

1.0      Performance Monitoring and Reporting.

         1.1 Carrier will be responsible for performing surveillance on its major systems. However, Customer may also perform monitoring of Customer's leased bandwidth from Carrier's demarcation point at the expense of Customer.

         1.2 Carrier will sectionalize faults occurring within the system localized to the Customer system elements as follows: Carrier transmission equipment on the end user premises; equipment between Carrier and Carrier's demarcation point.

2.0      Maintenance and Repair

         2.1 Any maintenance required n the Carrier's system will be performed by Carrier or its designated contractors at no additional cost to Customer.

2.2 Any maintenance or service function performed by Carrier on its Network which will or could affect Service provide by Customer to end users will be coordinated and scheduled through Customer contacts for maintenance and escalation purposes and provide updated lists to Carrier, as necessary.

         2.3 Response & Repair Time. In the event of an On-Net Service Outage, when necessary, Carrier will make commercially reasonable efforts to have repair personnel on site within four (4) hours of learning of the Service Outage. Carrier will use commercially reasonable efforts to restore the Service on the failed system as follows:

                  (i) Electronic Restoration. In the event of an On-Net electronic failure, Carrier will use commercially reasonable efforts to restore Service to the affected electronics within two (2) hours.

                  (ii) Cable Restoration. Carrier will use commercially reasonable efforts to restore the cable within eight
                           (8) hours of failure.

         2.4      Carrier will  maintain a twenty-four  (24) hours a day,  seven
                  (7) days a week point-of-contact to whom Customer can report system trouble or faults.

         2.5 Equipment Spares. Carrier will provide all maintenance spares plus repair and return service of defective parts.

         2.6      Scheduled Maintenance.

                  2.6.1 Scheduled routing maintenance will be performed during specified customer maintenance windows and will be communicated in advance to Customer. Carrier will notify Customer upon completion of the scheduled maintenance work.

2.6.2 Maintenance which may place the system in jeopardy or require system down time will normally be performed during the "Maintenance Window" of 12:00 midnight and 6:00 a.m. Eastern time or, upon Customer's request, at a time mutually agreed to by Customer and Carrier. Maintenance that may place the system in jeopardy or require system down time will be cleared with Customer no less than forty-eight (48) hours prior to commencement. Notwithstanding the foregoing, the Customer understands and agrees that any time Carrier may perform emergency maintenance, in its sole discretion and without notice, to preserve the overall integrity of its Network.

                                   APPENDIX 3

         ORDERING PROCEDURES AND CANCELLATION/EARLY TERMINATION CHARGES

1.0 Contacts and Contac Lists. Once an order is placed by Customer, and Carrier has provided an acknowledgement of receipt of such order to Customer pursuant to this Appendix 3, all communications by Customer to Carrier with respect to such order prior to and after activation (including, without limitation, any Customer notice of cancellation or early termination) shall be made to the Account Manager identified in the acknowledgement of receipt. Communications between Customer and Carrier pertaining to Service related issues shall be as set forth in contact lists exchange by the Parties.

2.0 Ordering Vehicle. Orders shall be placed by use of an ASR. Upon acceptance of an ASR by Carrier, the ASR shall form part of the Agreement.

3.0 Standard On-Net SONET/SDH Service Installation Interval, Expedites and On-Net Service Installation Delay Credits. The standard installation interval for On-Net SONET/SDH Service is ten (10) business days from Carrier's receipt of a complete and accurate ASR that Carrier has available capacity to provision (a "clean ASR"). Notwithstanding the foregoing, the Requested Service Date set forth on a clean ASR is not binding upon Carrier. If Customer desires to expedite Service installation, Customer shall so inform Carrier. Carrier will provide Customer with the applicable expedite fee, which is determined on an individual case basis. Customer shall then inform Carrier whether Customer desires Carrier to process the Due Date specified on the Firm Order Confirmation, as described in Section 4.11, below, and such failure is not caused by, or contributed to, directly or indirectly, by any act or omission of Customer, third parties or other causes beyond the reasonable control of Carrier, Customer shall be entitled to a credit equal to ten percent (10%) of the first month's monthly recurring charge for the affected circuit for each day of delay beginning on the sixth (6th) day, not to exceed a maximum of one hundred (100%) of the affected circuit's first month's monthly recurring charge. The foregoing remedy shall be Customer's sole and exclusive remedy for any installation delay, regardless of the cause, and for however long it shall last, and no such installation delay shall be deemed an Event of Default.

4.0      Service Order Intervals and Procedures

4.1      On-Net Service Requests:

         4.11 The ASR and Firm Order Confirmation- Customer will transmit ASR's to Carrier via facsimile or e-mail. Following receipt of the ASR, Carrier shall provide an acknowledgement of receipt to Customer via facsimile or e-mail. In the event the ASR is acceptable to Carrier (i.e., the ASR contains all required information and capacity is available to provision the order), Carrier will issue a Firm Order Confirmation ("FOC") to
                  Customer via facsimile or e-mail. The FOC constitutes Carrier's acceptance of the ASR, Carrier will provide FOC to Customer within two (2) business days of Carrier's acknowledgement of receipt of a clean ASR. The FOC will provide an estimated in-service date identified on the FOC as the "Due Date." Theis Due Date supersedes the Requested Service Date set forth on the ASR. In the event the ASR is not acceptable to Carrier, Carrier will provide a response to Customer noting the basis for rejection of the ASR within two
                  (2) business days of receipt.

                  Where an ASR, acknowledgement of receipt of an ASR, a FOC, an Acceptance Notice and/or a communication regarding cancellation or early termination is delivered via e-mail, the e-mail must reflect as its origin the authorized e-mail address or identity of the sending Party (i.e., in the "From" line).

         4.12 Design Layout Record ("DLR") - Carrier will provide DLR information within five (5) business days of issuance of the FOC unless the order has an expedited Due Date, in which case the Parties may agree to a different date for provision of the DLR.

4.2      Off-Net Service Requests:

         4.21 Request for Quotation - Customer will submit to Carrier a request for quotation ("RFQ) specifying the Service requested, the location to be served, the requested Service activation date, the circuit term, and other information specific to the applicable RFQ.

         4.22 Carrier Quotation - Carrier shall, within five (5) business days of receipt of an RFQ, contact Customer verbally as to whether or not Carrier can provide the requested Service. If Carrier is willing to provide service, Carrier shall, within ten (10) business days of receipt of an RFQ, submit to Customer a written quotation specifying: (i) the Service to be provided; (ii) the location to be served; (iii) the applicable non-recurring charge; (iv) the applicable monthly recurring charge; (v) the Service term; (vi)j the anticipated Service activation date based upon the date of receipt of Customer's order; and (vii) any other terms and conditions applicable to the particular Off-Net Service, such as cancellation charges and installation delay credits, if any.

         4.23 ASR - If Carrier has submitted a quotation under Subparagraph 4.22, above, Customer may order the Service within five (50 days of receipt of such quotation by tendering to Carrier an ASR with a copy of the quotation attached. Thereafter the procedures set forth in Subparagraphs 4.11 and 4.12, above, shall apply.

5.0      Cancellation and Early Termination Charges

5.1      For On-Net Service:

         There will be no cancellation charge if the On-Net Service is canceled prior to the issuance of the DLR. If the On-Net Service is canceled after the DLR is issued, but prior to the Service Date, Customer shall pay Carrier's then-current cancellation charge for that Service. On or after the Service Date, Customer may terminate On-Net Service prior to the expiration of the Service term by providing Carrier thirty (30) days' prior written notice of termination, and Customer will be subject to a termination charge, as liquidated damages and not as a penalty, in the amount of:

         a. 100% of the total monthly recurring charges specified in the ASR for the Service multiplied by the remaining months in the first year of the term, plus

         b. 50% of the total monthly recurring charges specified in the ASR for the Service multiplied by the remaining months after the first twelve (12) months of the term.

         Notwithstanding the foregoing, Customer may terminate an On-Net circuit that has been in service for a period of net less than twelve months without being subject to early termination charges under the following conditions: (1) Customer provides Carrier no less than thirty (30) days' written notice of Customer's termination/disconnection of the circuit and during that thirty (30) day period, Customer submits an ASR acceptable to Carrier for a new circuit and Customer specifies that the new circuit replaces an earlier one and specifically identifies the circuit being replaced, and (2) the aggregate monthly recurring charges of the new circuit over its term are equal to or greater than the payments Carrier would have received for the terminated/disconnected circuit over the remainder of its term, plus Customer pays to Carrier, upon thirty (30) days of invoice, any nonrecurring costs Carrier incurs as a result of terminating/disconnecting the circuit and an non-recurring charge for installation of the new circuit. In the event any one of these conditions is not satisfied, or if the new circuit is cancelled prior to activation, applicable early termination charges will apply to the terminated circuit. In addition, during any time period between the disconnection of the terminated circuit and activation of the replacement circuit, Customer will continue to be charged, and agrees to pay Carrier, the monthly recurring charge of the terminated circuit.

5.2      For Off-Net Service:

         For cancellations prior to the Service Date, Customer shall be liable for any charges assessed Carrier by the Off-Net provider and any other charges incurred by Carrier. For any termination after the Service Date, Customer shall be liable to Carrier for one hundred percent (100%) of the total monthly recurring charges specified in the ASR for the Service multiplied by the remaining months of the term.

5.3      Liquidated Damages:

         The Parties agree that Carrier's damages in the event of Service cancellation or termination are difficult or impossible to ascertain. Therefore, the Parties agree that the liquidated damages set forth in the Section 5 are mutually-agreed upon as reasonable estimates thereof and are not intended as a penalty.

                                   APPENDIX 6

                        SAMPLE SERVICE ACCEPTANCE NOTICE

This Service Acceptance Notice has been prepared pursuant to the broadband services sales agreement (the "Agreement") between Progress Telecom ("Carrier) and Insert Customer Name ("Customer"). Carrier has completed the installation and testing of the following facilities in accordance with the Agreement:

Progress CKT ID

Customer PON

Customer Circuit ID

A LOC                               Z LOC

Capacity                   Completion Date
------------------------------------------
Service Type               Date

By their respective signatures below, Carrier certifies, and Customer agrees, that the above-described facilities have been tested and that the results of such tests (which are attached hereto) conform to the applicable System Acceptance Criteria.

Acceptance shall be deemed to have occurred if Customer does not respond in writing within Insert Contractual Interval of receipt of this Service Acceptance Notice stating with specificity the reason(s) that the circuit does not meet the applicable System Acceptance Criteria.

Please contact our provisioning department at 727-820-5400 during the business hours of 8:00 am to 5:00 pm, Eastern Time, Monday through Friday, when you are ready to place live traffic over the circuit. After business hours, please contact our Network Operations Center at 877-782-6621. Prior to acceptance and the placement of live traffic over the circuit, facilities will be turned down in the event of an alarm(s) due to monitoring issues in connection with our network. Thank you for you cooperation.

Carrier Representative:                              Date:
                       ----------------------------        ---------------------
Customer Representative:                             Date:
                        ---------------------------        ---------------------
Service Acceptance Date:
                         --------------------------

================================================================================

USE THIS SPACE BELOW IF FACILITIES ARE NOT ACCEPTED BY CUSTOMER
The facilities tested DO NOT meet the System Acceptance Criteria for the following reasons:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Customer Representative: _________________________________ Date: _______________

Progress Telecom
A Progress Energy Company

October 17, 2003

Direct Partner Telecom, Inc.
110 East Broward Blvd.
Suite 1100
Ft. Lauderdale, FL 33301
Facsimile: (954) 357-4654
Attention: James L. Magruder, Jr.

Re:      FlexBand 3D Proposal

Dear Mr. Magruder:

This letter constitutes a legally binding letter agreement ("Letter Agreement") between Progress Telecom Corporation ("Progress Telecom') and Direct Partner Telecom, Inc. ("DPT") governing DPT's order of broadband capacity from Progress Telecom pursuant to the "Lit Capacity Proposal For Direct Partner Telecom," dated October 17, 2003 (the "Proposal").

Progress Telecom and DPT agreeing to be legally bound, hereby agree as follows:

1. Except as specifically set forth in the Proposal or this Letter Agreement, all broadband capacity orders submitted by DPT to Progress Telecom shall be governed by the terms and conditions of the Broadband Capacity Services Agreement entered into between Progress Telecom and DPT.

2. DPT has selected the 2nd FlexBand - 48 alternative set forth on page 6 of the Proposal, which calls for an initial order of twenty-four (24) DS-3 equivalents for a monthly recurring charge ("MRC") of [ * ]. DPT and Progress Telecom agree that upon activation of the first circuit(s), DPT will be liable for an MRC of [ * ], and no later than ninety (90) days after the date of this Letter Agreement, whether or not all circuits in the initial Phase 1 order have been activated, DPT will be liable for an MRC of $[ * ]. Subsequent specified minimum commitments remain unchanged. DPT has selected the five (5) year term and associated Turn-Up Schedule that includes specified minimum DS-3 equivalent commitments over the five (5) year term. For purposes of the specified minimum commitments over the five (5) year term, excluding the initial Phase 1 order, the lowest DS-3 equivalent pricing will apply incrementally to the required DS-3 equivalents in excess of the initial first twenty-four (24) DS-3 equivalents. The five (5) year term commences upon activation of the first DS-3/circuit and all subsequent orders are co-terminus with that initial DS-3/circuit.

3. DPT circuits that are ordered as part of the Proposal can be moved as long as the A and Z locations remain locations covered by the selected alternative, subject to the following: (i) DPT shall pay a one-time charge of $500 per move (ii) if Progress Telecom is requested to order the new cross connect(s), the cross-connect fees will be passed through to DPT at the new location(s), and (iii) any cross-connect termination fees incurred by Progress Telecom at the abandoned location(s) shall be passed through to DPT.
4. Unless otherwise requested by DPT, DPT will order necessary cross connects. If Progress Telecom is requested to order any cross connects, the cross-connect fees will be passed through to DPT.
5. If, upon the three (3) year anniversary date of this Letter Agreement, Progress Telecom's on-net rates for like circuits have decreased by twenty percent (20%) or more, Progress Telecom agrees to enter into good faith negotiations with DPT to decrease rates for new circuits on a going-forward basis.
6. Progress Telecom agrees that it will arrange with DPT to provide DPT collocation space at the NAP of the Americas for one rack and will only charge DPT for power on a pass-through basis.
7. Upon execution of this Letter Agreement by both Progress Telecom and DPT, any copy, duplicate or facsimile of this executed Letter Agreement will be valid and legally binding with the same force and effect as the executed Letter Agreement bearing original signatures.

If you are in agreement with the foregoing, please so indicate by signing this Letter Agreement below and returning by facsimile the fully-executed letter to me.

Sincerely yours,

Progress Telecom Corporation

By:    /s/ P. J. Aiello
      --------------------------------------
Name:   P. J. Aiello
       -------------------------------------
Title:     VP Sales & Marketing
          ----------------------------------

Accepted and agreed to this 17th                             (SEAL)
day of October, 2003.


Direct Partners Telecom, Inc.

By:    /s/ James L. Magruder
      --------------------------------------
Name:   James L. Magruder
       -------------------------------------
Title:     CEO
          ----------------------------------



                                       2